Exhibit 99.2

Office of the United States Trustee

In re:	DEBTOR IN POSSESSION OPERATING REPORT
The Kushner-Locke Company	Report Number:	71	Page 1 of 2

Chapter 11	For the Period FROM:	9/1/2007
Case No. LA 01-44828-SB (Administratively Consolidated with	TO:	9/30/2007
Case Nos. LA 01-44829-SB through LA 01-44831-SB; LA 01-
44833-SB through LA 01-44836-SB; and LA 01-44841-SB)

1 Profit and Loss Statement (Accrual Basis Only)
A. Related to Business Operations
Gross Sales		$—

Costs Related to Revenues (Film Cost Amortization)

Gross Profit			—

Less: Operating Expenses
Officer Compensation	16,300

Salaries and Wages — Other Employees	15,000

Total Salaries and Wages		31,300

Employee Benefits and Pensions		5,032

Employer Payroll Taxes/Fees	1,837

Other Taxes

Total Taxes		1,837

Rent and Lease Expense (including parking)	4,786

Distribution/Delivery Expenses	550

Interest Expense

Insurance

Automobile Expense/Mileage

Utilities (incl. Phone, phone equipment, internet)	423

Depreciation and Amortization

Business Equipment Leases

Business Expense reimbursement	507

Storage Expense	14,099

Supplies, Office Expenses, Photocopies, etc.	19

Bad Debts

Miscellaneous Operating Expenses	233

Total Operating Expenses		58,787

Net Gain/Loss from Business Operations			(58,787)

B. Not related to Business Operations
Income
Interest Income

Other Non-Operating Revenues		—

Gross Proceeds on Sale of Assets

Less: Original Cost of Assets plus expenses of sale

Net Gain/Loss on Sale of Assets		—

Total Non-Operating Income			—

Expenses Not Related to Business Operations
Legal and Professional Service Fees		190,543

Other Non-Operating Expenses (Board/Trustee fees)

Total Non-Operating Expenses			190,543

NET INCOME/(LOSS) FOR PERIOD			$(249,330)

DEBTOR IN POSSESSION OPERATING REPORT NO: 71 Page 2 of 2
2	Aging of Accounts Payable and Accounts Receivable (exclude prepetition accounts payable):

	Accounts	Accounts
	Payable	Receivable

Current Under 30 days		—

Overdue 31-60 days	—	—

Overdue 61-90 days	—

Overdue 91-120 days	—

Overdue Over 121 days	—

Due in the Future		1,254,033

TOTAL	—	1,254,033

3	Statement of Status of Payments to Secured Creditors and Lessors:

No payments to Secured Creditors or Lessors were paid or payable during the reporting period.

4	Tax Liability

No tax payments were paid or payable during the reporting period other than payroll taxes shown above.

5	Insurance Coverage

	Carrier/ Agent Name	Amount of Coverage	Policy Expiration Date	Premium Paid T hrough Date
Worker’s Compensation (RENEWED)	St. Paul	1,000,000	1/14/2008	1/14/2008
Commercial Property (RENEWED)	St. Paul	2,000,000	2/14/2008	2/14/2008
Errors & Omissions — Library (RENEWED)	St. Paul	3,000,000	3/3/2008	3/3/2008
6	Questions:

A.	Has the Debtor in Possession provided compensation to any officers, directors, shareholders, or other principals without the approval of the Office of the United States Trustee?

☐ Yes Explain: ☑ No

B.	Has the Debtor in Possession, subsequent to the filing of the petition, made any payments on its prepetition unsecured debt, except as authorized by the Court?

☐ Yes Explain: ☑ No

7	Statement on Unpaid Professional Fees (Postpetition Amounts Only)

Total unpaid post-petition Professional Fees during the reporting period: $20,673.28

8	Narrative Report of Significant Events and Events out of the Ordinary Course of Business:

None.

9	Quarterly Fees:

Paid
I, Alice Neuhauser, declare under penalty of perjury that the information contained in the above Debtor in Possession Interim Statement is true and correct to the best of my knowledge.

/s/ Alice P. Neuhauser
Debtor in Possession